EXHIBIT 99.1

Spotlight Innovation Subsidiary Celtic Biotech Iowa Announces Results from Two Cohorts of Phase I Trial of Crotoxin for the Treatment of Cancer

URBANDALE, IA, April 18, 2018 (GLOBE NEWSWIRE) -- Spotlight Innovation Inc. (OTCQB: STLT), a pharmaceutical company targeting rare, emerging and neglected diseases, today announced that Company subsidiary Celtic Biotech Iowa, Inc., reported results from Cohort 1 and Cohort 2 of its Phase I Crotoxin clinical trial at the American Association for Cancer Research (AACR) 2018 Annual Meeting.

Results from Phase I Cohort 1, Innovative design for a phase I trial with intra-patient dose escalation: The Crotoxin study, indicated that intra-patient dose escalation can be achieved without any observed serious drug-related adverse effects. Additionally, patient pain impact questionnaires conducted concurrent with treatment suggested that Crotoxin provided analgesic activity.

Results from Phase I Cohort 2, Continuous i.v. Crotoxin in advanced cancer: Intra-patient dose escalation, indicated that faster dose escalation was achievable. Evaluation of antitumor response showed that two of the six subjects had stable disease on Day 36.

The protocol for Phase I Cohort 2 was developed with the guidance the Company’s Contract Research Organization (CRO), ImmunoClin Ltd. The protocol included the innovative use of a portable infusion pump to permit continuous round-the-clock drug administration with remote monitoring, facilitating at-home treatment for patients.

A revised protocol, Phase 1 Cohort 3, incorporating faster and higher dosing regimes than Cohort 2, has been approved by the French National Agency for Medicines and Health Products Safety (ANSM). ImmunoClin Ltd will continue as the Company’s CRO for the Cohort 3 investigation.

Abstracts for the studies are available online:

Phase 1 Cohort 1: http://www.abstractsonline.com/pp8/#!/4562/presentation/11207

Phase 1 Cohort 2: http://www.abstractsonline.com/pp8/#!/4562/presentation/11208

About Spotlight Innovation Inc.

Spotlight Innovation Inc. (OTCQB: STLT) acquires and develops proprietary therapies to address unmet medical needs, with an emphasis on rare, emerging and neglected diseases. The Company identifies in-licensing opportunities and manages product development through partnerships with universities, medical schools, contract research organizations (CROs), and contract manufacturing organizations (CMOs). At the appropriate stage of research and development the Company will endeavor to pursue product commercialization opportunities including, but not limited to, out-licensing and strategic partnerships with industry leaders. For more information, visit spotlightinnovation.com or twitter.com/spotlightinno.

About Celtic Biotech Iowa, Inc.

Spotlight Innovation subsidiary Celtic Biotech Iowa, Inc., is developing novel therapeutic products for the treatment of cancer. Derived from specialized receptor binding proteins found in snake venom, these product candidates have the potential to reduce treatment costs, increase survival, and improve quality-of-life for cancer patients.

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About the ImmunoClin Limited

ImmunoClin Limited is a UK healthcare company that has been providing quality research and development services to industry for over 17 years.

Forward-Looking Statements

Statements in this press release that are not purely historical are forward-looking statements. Forward-looking statements herein include, but are not limited to, statements regarding efforts by Spotlight Innovation and Celtic Biotech Iowa to develop and commercialize various therapies, to achieve stated benchmarks, and the anticipated revised protocol, Phase 1 Cohort 3. Actual outcomes and actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as: uncertainties inherent in clinical trials; the inability to finance the planned development of the therapies; the inability to hire appropriate staff to develop the therapies; unforeseen technical difficulties in developing the therapies; the inability to obtain regulatory approval for human use; competitors' therapies proving to be more effective, cheaper or otherwise more preferable; or, the inability to market a product. All of which could, among other things, delay or prevent product release, as well as other factors expressed from time to time in Spotlight Innovation's periodic filings with the Securities and Exchange Commission (SEC). As a result, this press release should be read in conjunction with Spotlight Innovation's periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release and Spotlight Innovation undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: Spotlight Innovation Inc.

Press Contact

Rene Erickson

Spotlight Innovation Inc.

1-515-274-9087

corpcomm@spotlightinnovation.com

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